Exhibit 99.1

First Quarter Report
Quarter ended March 31, 2011

Loop Central in Houston, Texas (left) and The Wanamaker Building in Philadelphia, Pennsylvania (right)—are properties of Behringer Harvard REIT I, Inc.

First Quarter Overview

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Occupancy at the end of the first quarter was approximately 84%, consistent with expectations. Through the first half of the year, the expectation is that occupancy will probably decline before improving later in the year.

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Leasing activity was strong, with approximately one million square feet of leases executed during the first quarter of 2011, and 73% (based on square footage) of expiring leases renewed. During the prior four quarters (fiscal year 2010), approximately 3.5 million square feet was leased. Leasing proposals in the first quarter of 2011 were up 12.5% from 90 days ago.

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In January 2011, the Westway One building, located in Houston, Texas, was sold for a contract purchase price of $31 million resulting in a net book gain of approximately $600,000. Net proceeds of approximately $30.6 million were used to pay down a portion of the outstanding balance on our credit facility, which as of March 31, 2011, had a balance of $119.1 million outstanding.

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During the first quarter, ownership of the Executive Park (located in Louisville, Kentucky) and Grandview II (located in Birmingham, Alabama) properties were transferred to their respective lenders resulting in an approximate aggregate gain of $2.1 million on troubled debt restructuring. Together, the properties represented less than one-half of 1% of total equity raised for the REIT as of March 31, 2011.

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The REIT’s advisor waived $1.8 million in asset management fees incurred by the REIT in the first quarter of 2011, and further agreed to waive an additional $1.7 million in fees for the second quarter of 2011.

Financial Highlights

Some numbers have been rounded for presentation purposes.

	(in thousands, except	3 mos. ended	3 mos. ended
	per share data)	Mar. 31, 2011	Mar. 31, 2010
	Modified FFO	$11,373	$13,963
	Modified FFO, per share	$0.04	$0.05
	Distributions declared to common stockholders	$7,389	$23,830
	Distributions declared per share	$0.03	$0.08

	(in thousands)	As of March 31, 2011
	Total assets	$4,019,576
	Total liabilities	$2,889,744

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

Reconciliation of MFFO to Net Loss

	3 mos. ended	3 mos. ended
(in thousands, except per share data)	Mar. 31, 2011	Mar. 31, 2010

Net loss	$(30,483)	$(27,277)

Net loss attributable to noncontolling interest	172	145

Real estate depreciation and amortization from consolidated properties	60,858	62,702

Real estate depreciation and amortization from unconsolidated properties	1,720	1,689

Gain on sale of depreciable real estate	(639)	—

Noncontrolling interests share of above adjustments	(313)	(330)

FFO(1) attributable to common stockholders	31,315	36,929

Impairment charges	—	—

Fair value adjustments to derivatives	—	12

Acquisition-related costs	35	—

Straight-line rent adjustment	(6,498)	(4,093)

Amortization of above- and below-market rents, net	(10,372)	(3,021)

Gain on troubled debt restructuring	(3,136)	(15,898)

Noncontrolling interests share of above adjustments	29	34

MFFO(2) attributable to common stockholders	$11,373	$13,963

Weighted average common shares outstanding—basic and diluted	295,643	293,179

Net loss per common share—basic and diluted	$(0.10)	$(0.09)

FFO per common share—basic and diluted	$0.11	$0.13

MFFO per common share—basic and diluted	$0.04	$0.05

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO to net loss can be found on page 25 of our first quarter 2011 Form 10-Q on file with the SEC.

(1)Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, subsidiaries, and non-controlling interests.

(2)In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, adjustments for straight line rents and amortization of above- and below-market intangible lease assets and liabilities, impairment charges on real estate related assets, and gains and losses related to early extinguishment or sales of hedges, early extinguishment of debt, consolidation from or de-consolidation to equity accounting and contingent purchase price adjustments and adjustments to fair value for derivatives not qualifying for hedge accounting to further evaluate our operating performance.

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Behringer Harvard
15601 Dallas Parkway, Suite 600
Addison, TX 75001

Date Published 6/11
590-1-RE1-Q1 Report 2011
© 2011 Behringer Harvard

First Quarter Report

Behringer Harvard REIT I, Inc.